                                 CONFIDENTIAL
                                 ------------

  CERTAIN PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED BASED UPON A REQUEST FOR
    CONFIDENTIAL TREATMENT.  THE OMITTED PORTIONS ARE DENOTED BY ASTERISKS.


                 CUSTOMER ACQUISITION AND ADVERTISING AGREEMENT

This agreement ("Agreement") is entered into as of the 10th day of September, 1999 ("Effective Date"), by and between Excite, Inc., a wholly owned subsidiary of At Home Corporation, located at 450 Broadway, Redwood City, California 94063 ("Excite") and Naviant Technology Solutions, Inc., a Delaware corporation, located at 14 Campus Boulevard. Suite 200, New Town Square PA 19073 ("Naviant").

                                    RECITALS

A. Excite maintains a site on the Internet at http://www.excite.com (the "Excite Site"), which, among other things, allows its users to search for and access content and other sites on the Internet.

B. Naviant operates an electronic registration service (the "Naviant Registration Service") for vendors of various products and services ("Registration Client").

C. Excite and Naviant wish to enable users of the Naviant Registration Service to have an Excite membership created for them when registering under the Naviant Registration Service and Naviant wishes to sell advertising on the Excite Site targeted to such users.

Therefore, the parties agree as follows:

1.  NAVIANT REGISTRATION

    a) Beginning on October 1, 1999 (the "Launch Date"), Naviant will offer all potential registrants of the Naviant Registration Service the option of having an Excite membership created for them, at the time they register for a client product; provided the applicable Registration Client allows Naviant to offer Excite membership to registrants. Naviant will use commercially reasonable efforts to encourage Registration Clients to permit the inclusion of the Excite membership option.

    b) The Excite membership option will be displayed prominently on all registration pages. The parties will work together to develop the copy and placement of this Excite membership option.

    c) Excite and Naviant will collaborate on the development of a compelling PC OEM/ISP registration process for combined ISP and Excite registration.

    d) Naviant will collect the data set out in Exhibit A hereto (the "Excite Registration Data") from registrants who opt for Excite membership (the "Excite Registrants").

    e) Naviant and Excite will determine mutually agreeable methods for the transmission of the Excite Registration Data to Excite, such that, where possible, the Naviant registration will be integrated with the Excite Universal Registration System on a real time basis and the user is sent to an Excite URL to complete Excite registration upon completion of the Naviant registration process.

    f) Naviant will have sole responsibility for providing, hosting and maintaining at its expense, the Naviant Registration Service. Excite will have sole responsibility for providing, hosting and maintaining at its expense, the. Excite Universal Registration System.

    g) Naviant will cause the Naviant Registration Service software to modify the browsers of the Excite Registrants to (1) start at www.excite.com or another Excite URL to be determined by Excite; (2) have the home button reprogrammed to www.excite.com, or another Excite URL to be determined by Excite; and (3) have the browser search button point to an Excite URL determined by Excite.

    h) Excite may, upon fifteen (15) days prior notice to Naviant, request reasonable revisions to the Excite membership registration option as needed to reflect changes that will not adversely affect Naviant, such as changes to the user data collected, changes to Excite's name and/or brand, or changes to the URLs for the links to the Excite Site. Naviant will use reasonable efforts to accommodate Excite's requested changes within the fifteen (15) day period.

    i) During the term of this Agreement, Naviant shall not (i) integrate its registration system with, (ii) market its registration data with Excite membership or usage as a selection or identifying criteria to, or (iii) collect or participate in the collection of registration data for a competing product ***** services. Not more than once per quarter, Excite may update this list of competitors.

2.  ADVERTISING ON EXCITE SITE AND PAYMENT TO NAVIANT

    a) Except as specifically provided in this Agreement, Excite will be solely responsible for selling advertising on the Excite Site Beginning on the Launch Date, Excite will pay Naviant on a quarterly basis forty percent (40%) of the "Net Advertising Revenue" that accrues to Excite during the term of this Agreement from banner advertising that appears on those page views generated by Excite Registrants sourced from Naviant. "Net Advertising Revenue" means all banner advertising revenue that accrues to Excite during the applicable payment period, minus forty percent (40%) of such revenue (representing Excite's costs for internal and external sales commissions, hosting expenses and content).

    b) Payments by Excite to Naviant will be due within forty five (45) days of the end of each calendar quarter.

    c) With each payment, Excite will provide to Naviant documentation reasonably detailing the calculation of the payment.

    d) Excite will maintain accurate records with respect to the calculation of all payments due under this Agreement. Naviant may, upon no less than thirty (30) days prior written notice to Excite and no more than once per year, cause an independent Certified Public Accountant to inspect the records of Excite reasonably related to the calculation of such payments during Excite's normal business hours. The fees charged by such Certified Public Accountant in connection with the inspection will be paid by Naviant, unless the Certified Public Accountant discovers an underpayment of greater than 10%, in which case Excite will pay such fees.

3.  PROMOTION

    Neither party will make any public statement, press release or other announcement relating to the terms of or existence of this Agreement without the prior written approval of the other.

4.  NAVIANT PURCHASE OF ADVERTISING ON THE EXCITE SITE

    a) Naviant shall provide to Excite a copy of the Naviant High-Tech Household Database (the "HTHH Database") for use by Excite to match such records against the Excite registered users database to create a database of users (the "Naviant User Pool") for use by Naviant and its clients to target advertisements on the Excite Site. Excite will provide Naviant with a cookie or other identifying number for Naviant to identify the users Included in the Naviant User Pool.

    b) Subject to availability as determined by Excite, Naviant shall purchase banner advertisements, on the Excite Site for resale to its Registration Clients and other clients in the minimum quarterly amounts set forth in Exhibit B ("Minimum Quarterly Purchase Amount") to be targeted to users registered on Excite through the Naviant registration service. Fees for advertising inventory made available shall be payable on a monthly basis as set forth in Exhibit B.

    c) Banner impression purchased for delivery to users registered on Excite through the Naviant Registration Service shall be charged against the. Minimum Quarterly Purchase Amount at the rate of *****, Naviant may purchase banner impressions to be sold to their clients for delivery to users in the Naviant User Pool, but not registered to Excite via the Naviant registration service at the rate of *****; provided however, such purchases shall be credited against the Minimum Quarterly Purchase Amount at a rate of *****. The ***** price includes targeting to the Naviant User Pool. Naviant shall have right to resell purchased inventory at any price to its clients.

    d) Naviant may, subject to availability and approval of Excite, purchase additional inventory from Excite for resale to Registration Clients at the rate of *****.

    e) Naviant shall comply with all Excite guidelines for advertisers in effect from time to time, including but not limited to those guidelines set out in Exhibit C hereto. Excite will have the right to reject any advertisement which does not comply with such guidelines. In addition, in the event that Excite deems, in its sole discretion, that any advertising sold by Naviant is inappropriate to Excite's interests, Excite may choose not to display the advertising. Due to the one-to-one targeting of these impressions, MatchLogic, Inc. will need to perform all ad serving under this Agreement and Naviant and its advertisers will need to coordinate directly, at Excite's option, with either MatchLogic Inc. or Excite for ad serving. The cost of ad serving is included in the
        *****.

    f) Naviant will not sell banner advertising to be displayed on the Excite Site to Excite's Competitors advertising or promoting competing products to those offered by Excite as provided in Exhibit D, or any other Web site promoting itself as a provider of Internet search and navigation services. Not more than once per quarter, Excite may update this list of competitors. Within twenty-four (24) hours of delivery of Excite's written update, Excite will be entitled to remove any Naviant client advertising from Excite's listed competitors.

    g) Excite will have the right to determine, in its sole discretion, where on the Excite Site it will serve the purchased impressions to the designated users. Excite will use commercially reasonable efforts to serve all purchased banner inventory to the specified users from the Naviant User Pool. However, in the event that Excite is not able to serve all purchased impressions to the users requested, Excite will deliver such impressions through either targeted inventory from subsequent quarters, or targeted email. If at the expiration of the term Excite has not provided the purchased impressions, the term will be extended for the lesser of (i) 90 (ninety) days or (ii) the number of days necessary to provide purchased impressions. This obligation states Excite's entire liability for Excite's delivery of the purchased impressions under this Agreement.

     Within thirty (30) days following the end of each calendar quarter, Excite shall provide to Naviant a detailed report outlining the impressions served by Excite for the quarter just ended.

     //

     //

     //

5.  USER DATA

    a) Subject to Subsection 5 b), below Naviant will retain all right, title and interest in and to the HHTD Database worldwide (including, but not limited to, ownership of all copyrights and other intellectual property rights therein). Subject to the terms and conditions of this Agreement, Naviant hereby grants to Excite and its affiliates a royalty-free, non-exclusive, license to use the HHTD Database in accordance with this Agreement.

    b) Excite and Naviant will jointly own, the user data collected by Naviant and used to generate Excite registrations. Naviant will not, during the term of this Agreement or anytime, sell, disclose, transfer or rent any data or any selection of data which is identifiable as having Excite registration, membership or usage.

6.  TRADEMARK OWNERSHIP AND LICENSE

    a) Excite will retain all right, title and interest in and to its trademarks, service marks and trade names worldwide, subject to the limited license granted to Naviant in section 6(c) below.

    b) Excite hereby grants to Naviant a non-exclusive, limited license to use the Excite trademarks, service marks or trade names only as specifically described in this Agreement. All such use shall be in accordance with Excite's reasonable policies regarding advertising and trademark usage as established from time to time.

    c) Upon the expiration or termination of this Agreement, Naviant will cease using the trademarks, service marks and/or trade names of Excite.

7.  TERM

    The term of this Agreement will begin on the Effective Date and will continue until December 31, 2001.

8.  TERMINATION

    a) Either party may terminate this Agreement if the other party materially breaches its obligations hereunder and such breach remains uncured for thirty (30) days following the notice to the breaching party of the breach.

    b) Excite shall be entitled to terminate this Agreement upon notice to Naviant in the event of a Change of Control of Naviant. A "Change of Control" is defined as: (i) a merger or consolidation with an Excite Competitor where Naviant is not the surviving entity; (ii) a merger, consolidation or equity issuance where the equity holders immediately prior to such transaction own or control less than a majority of the voting equity of Naviant after the transaction; or (iii) a sale of all or substantially all of the assets of Naviant to an Excite Competitor.

    c) All payments that have accrued prior to the termination or expiration of this Agreement will be payable in full within thirty (30) days thereof.

    d) The provisions of Subsection 5 b) (User Data and Trademark License), Section 9 (Confidentiality), Section 10 (Warranty and Indemnity), Section 11 (Limitation of Liability) and Section 12 (Dispute Resolution) will survive any termination or expiration of this Agreement.

9.  CONFIDENTIALITY

    a) For the purposes of this Agreement, "Confidential Information" means information about the disclosing party's (or its suppliers') business or activities that is proprietary and confidential, which shall include all business, financial, technical and other information of a party marked or designated try such party as "confidential" or "proprietary"; or information which, by the nature of the circumstances surrounding the disclosure, ought in good faith to be treated as confidential.

    b) Confidential Information will not include information that (i) is in or enters the public domain without breach of this Agreement, (ii) the receiving party lawfully receives from a third party without restriction on disclosure and without breach of a nondisclosure obligation or (iii) the receiving party knew prior to receiving such information from the disclosing party or develops independently.

    c) Each party agrees (i) that it will not disclose to any third party or use any Confidential Information disclosed to it by the other except as expressly permitted in this Agreement and (ii) that it will take all reasonable measures to maintain the confidentiality of all Confidential Information of the other party in its possession or control, which will in no event be less than the measures it uses to maintain the confidentiality of its own information of similar importance.

    d) Notwithstanding the foregoing, each party may disclose Confidential Information (i) to the extent required by a court of competent jurisdiction or other governmental authority or otherwise as required by law or (ii) on a "need-to-know" basis under an obligation of confidentiality to its legal counsel, accountants, banks and other financing sources and their advisors.

    e) The terms and conditions of this Agreement will be deemed to be the Confidential Information of each party and will not be disclosed without the written consent of the other party.

10.  WARRANTY AND INDEMNITY

    a) Naviant warrants that it owns, or has obtained the right to distribute and make available as specified in this Agreement, any and all data and content provided to Excite or made available to third parties in connection with this

        Agreement, including but not limited to the HTHH Database, Excite Registration Data and the banner advertisements of its clients (the "Third Party Ads").

    b) Naviant represents and warrants that ,any and all data and content transmitted to Excite is designed to be used prior to, during, and after the calendar year 2000 A.D., and will operate during each such time period without error relating to date data, specifically including any error relating to, or the product of, date data which represents or references different centuries or more than one century.

    c) Naviant will indemnify, defend and hold harmless Excite, its affiliates, officers, directors, employees, consultants and agents from any and ail third party claims, liability, damages and/or costs (including, but not limited to, attorneys fees) arising from:

        i) Its breach of any warranty, representation or covenant in this Agreement; or

        ii) Any claim that the Excite Registration Data, HTHH Database, Third Party Advertisements or any other content or data provided by Naviant hereunder infringes or violates any third party's copyright, patent, trade secret, trademark, right of publicity or right of privacy or contains any defamatory content; or

        iii) Any claim that the Excite Registration Data, HTHH Database, Third Party Advertisements or any other content or data provided by Naviant hereunder violates any state, federal or local laws, regulations or statutes; or

        iv) Any claim arising from the data or information contained in the Excite Registration Data, HTHH Database, Third Party Advertisements or any other content or data provided by Naviant hereunder.

             Naviant's obligation to indemnify Excite is conditioned upon Excite promptly notifying Naviant of any and all such claims, unless the failure to notify does not materially and adversely affect Naviant's defense. Excite will reasonably cooperate with Naviant with the defense and/or settlement thereof; provided that, if any settlement requires an affirmative obligation of, results in any ongoing liability to or prejudices or detrimentally Impacts Excite in any way and such obligation, liability, prejudice or impact can reasonably be expected to be material, then such settlement shall require Excite's written consent (not to be unreasonably withheld or delayed) and Excite may have its own counsel in attendance at all proceedings and substantive negotiations relating to such claim at Excite's sole cost and expense.

    d) Excite will indemnify, defend and hold harmless Naviant, its affiliates, officers, directors, employees, consultants and agents from any and all third party claims, liability, damages and/or costs (including, but not limited to, attorneys fees) arising from:

        i) Its breach of any warranty, representation or covenant in this Agreement; or

        ii) Any claim arising from content displayed on the Excite Site other than the Third Party Advertisements.

             Excite's obligation to indemnify Naviant is conditioned upon Naviant promptly notifying Excite of any and all such claims, unless the failure to notify does not materially and adversely affect Excites defense. Naviant will reasonably cooperate with Excite with the defense and/or settlement thereof; provided that, if any settlement requires an affirmative obligation of, results in any ongoing liability to or prejudices or detrimentally impacts Naviant in any way and such obligation, liability, prejudice or impact can reasonably be expected to be material, then such settlement shall require Naviant's written consent (not to be unreasonably withheld or delayed) and Naviant may have its own counsel in attendance at all proceedings and substantive negotiations relating to such claim at Naviant's sole cost and expense.

    e) EXCEPT AS SPECIFIED 1N THIS AGREEMENT, NEITHER PARTY MAKES ANY WARRANTY IN CONNECTION WITH THE SUBJECT MATTER OF THIS AGREEMENT AND HEREBY DISCLAIMS ANY AND ALL IMPLIED WARRANTIES, INCLUDING ALL IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE REGARDING SUCH SUBJECT MATTER.

11.  LIMITATION OF LIABILITY

     EXCEPT UNDER SECTION 10(c) and 10(d), IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, WHETHER BASED ON BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, WHETHER OR NOT THAT PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE. EXCEPT UNDER 10(c) AND 10(d), THE LIABILITY OF EITHER PARTY FOR DAMAGES OR ALLEGED DAMAGES HEREUNDER, WHETHER IN CONTRACT, TORT OR ANY OTHER LEGAL THEORY, IS LIMITED TO, AND WILL NOT EXCEED, THE AMOUNTS ACTUALLY PAID BY THE OTHER PARTY HEREUNDER.

12.  DISPUTE RESOLUTION

     a) The parties agree that any breach of either of the parties' obligations regarding trademarks, service marks or trade names and/or confidentiality would result in irreparable injury for which there is no adequate remedy at law. Therefore, in the event of any breach or threatened breach of a party's obligations regarding trademarks, service marks or trade names or confidentiality, the aggrieved party will be entitled to seek equitable relief In addition to its other available legal remedies in a court of competent jurisdiction. For the purposes of this section only, the parties consent to venue in either the state courts of the county in which Excite has its principal place of business or the United States District Court for the Northern District of California.

     b) In the event of disputes between the parties arising from or concerning in any manner the subject matter of this Agreement, other than disputes arising from or concerning trademarks, service marks or trade names and/or confidentiality, the parties will first attempt to resolve the dispute(s) through good faith negotiation. In the event that the dispute(s) cannot be resolved through good faith negotiation, the parties will refer the dispute(s) to a mutually acceptable mediator for hearing in the county in which Excite has its principal place of business.

    c) In the event that disputes between the parties .arising from or concerning in any manner the subject matter of this Agreement, other than disputes arising from or concerning trademarks, service marks or trade names and/or confidentiality, cannot be resolved through good faith negotiation and mediation, the parties will refer the dispute(s) to the American Arbitration Association for resolution through binding arbitration by a single arbitrator pursuant to the American Arbitration Association's rules applicable to commercial disputes. The arbitration will be held in the county in which Excite has its principal place of business.

13. GENERAL

    a)           Assignment. Neither party may assign this Agreement, in whole
                 ----------
        or in part, without the other party's written consent (which will not be unreasonably withheld), except that no such consent will be required in connection with a merger, reorganization or safe of all, or substantially all, of such party's assets. Any attempt to assign this Agreement other than as permitted above will be null and void.

    b)          Governing Law. This Agreement will be governed by and construed
                -------------
        in accordance with the laws of the State of California, notwithstanding the actual state or country of residence or incorporation of Naviant.

    c)          Notice. Any notice under this Agreement will be in writing and
                ------
        delivered by personal delivery, express courier, confirmed facsimile, confirmed email or certified or registered mail, return receipt requested, and will be deemed given upon personal delivery, one (1) day after deposit with express courier, upon confirmation of receipt of facsimile or email or five (5) days after deposit in the mail. Notices will be sent to a party at its address set forth below or such other address as that party may specify in writing pursuant to this Section.

    d)          No Agency. The parties are independent contractors and will have
                ---------
        no power or authority to assume or create any obligation or responsibility on behalf of each other. This Agreement will not be construed to create or imply any partnership, agency or joint venture.

    e)          Force Majeure. Any delay in or failure of performance by either
                -------------
        party under this Agreement will not be considered a breach of this Agreement and will be excused to the extent caused by any occurrence beyond the reasonable control of such party including, but not limited to, acts of God, power outages and governmental restrictions.

    f)          Severability. In the event that any of the provisions of this
                ------------
        Agreement are held by to be unenforceable by a court or arbitrator, the remaining portions of the Agreement will remain in full force and effect.

    g)          Entire Agreement. This Agreement is the complete and exclusive
                ----------------
        agreement between the parties with respect to the subject matter hereof, superseding any prior agreements and communications (both written and oral) regarding such subject matter. This Agreement may only be modified, or any rights under it waived, by a written document executed by both parties.

Naviant Technology, Inc.                        Excite, Inc.

By:_____________________________________        By:___________________________
Name:___________________________________        Name:_________________________
Title:__________________________________        Title:________________________
Date:___________________________________        Date:_________________________

                                          430 Broadway
                                          Redwood City, California 94083
                                          415.588.6000 (voice)
                                          413.588.8030 (fax)

                                   AMENDMENT
                                       TO
                 CUSTOMER ACQUISITION AND ADVERTISING AGREEMENT
                                     DATED
                               SEPTEMBER 10, 1999

Whereas the entities known as, d.b.a Excite@Home ("Excite") and Naviant
                                     -----------
Technology Solutions, Inc., ("Naviant") entered into the aforementioned agreement (the "Agreement") on September 10, 1999, and

Whereas Naviant has changed its name to Naviant, Inc., and

Whereas both parties agree to changes to certain dates and other provisions of the Agreement, and

Both parties agree that the following amendment, with respect to the contractual sections identified, further clarifies the beginning dates of the particular services referred to in the original contract, and better clarifies Naviant's ability to identify program users.

The following sections will replace the contract sections in their entirety. All other terms and conditions of the Agreement remain unchanged.

Section 1.  NAVIANT REGISTRATION

            a) Beginning on January 1, 2000, Naviant will offer all potential registrants of the Naviant Registration Service the option of having an Excite registration created for them at the time they register for a client product; provided the applicable Registrant Client allows Naviant to offer Excite membership to registrants. Naviant will use commercially reasonable efforts to encourage Registration clients to permit the inclusion of the Excite membership option.

Section 4.  NAVIANT PURCHASE OF ADVERTISING ON THE EXCITE SITE
            a) Naviant shall provide to Excite a copy of the Naviant High-Tech Household Database (the "HTHH Database") for use by Excite to match such records against the Excite registered users database, hereby define as all registered users legally available to Excite whether from internal registration or merger/acquisition activity, to create a database of users (the "Naviant User Pool") for use by Naviant and its clients to target advertisements on the Excite Network. The Excite Network is defined as the sum of all Internet sites where Excite can influence the content and advertising space. Excite will provide Naviant with a cookie or other identifying number for Naviant to identify the users included in the Naviant User Pool.

Section 5.  USER DATA

            b) Excite and Naviant will jointly own, the user data collected by Naviant and used to generate Excite registrations. Naviant will not, during the term of this agreement or anytime, sell, disclose, transfer or rent any data or any selection of data, which is identifiable as having Excite registration, membership or usage. Naviant reserves the right to identify any Excite registrant in the HHTD using the term: "Member of Internet Search and Navigation Service."

Section 7.  TERM     The Term of this agreement will begin on effective date and will continue until March 31, 2002.

Exhibit B.  MINIMUM QUARTERLY PURCHASE AMOUNT

                Quarter      Cumulative Minimum Total
                -----------  ------------------------
                Q3, 1999     $0
                Q4, 1999     $0
                Q1, 2000     $0
                Q2, 2000     $  250,000
                Q3, 2000     $  500,000
                Q4, 2000     $1,000,000
                Q1, 2001     $1,750,000
                Q2, 2001     $2,500,000
                Q3, 2001     $3,250,000
                Q4, 2001     $4,250,000
                Q1, 2002     $5,500,000

By signing the attached document, both parties agree to be bound by the new terms created by this Amendment.

_______________________________           ________________________________
Naviant, Inc.                             Excite@HOME

_______________________________           ________________________________
Printed Name                              Printed Name

_______________________________           ________________________________
Title                                     Title

_______________________________           ________________________________
Date                                      Date